Exhibit 99.04
Southern Company
EPS Earnings Analysis
Three Months Ended September 2015 vs. September 2014

Cents	Description

1¢	Retail Sales

9	Retail Revenue Impacts

3	Weather

(1)	Wholesale Operations

(3)	Non-Fuel O&M

(1)	Depreciation and Amortization

(1)	Taxes Other Than Income Taxes

(1)	Interest Expense

6¢	Total Traditional Operating Companies

4	Southern Power

(2)	Increase in Shares

8¢	Total Change in QTD EPS (Excluding Items)

18	Estimated Loss on Kemper IGCC

(1)	AGL Acquisition Costs

25¢	Total Change in QTD EPS (As Reported)

Notes
- The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings per share for the three months ended September 30, 2015 and 2014. Similar charges may occur with uncertain frequency.

- Earnings for the three months ended September 30, 2015 include costs related to the proposed acquisition of AGL Resources Inc. Further costs are expected to continue to occur in connection with the completion of the proposed acquisition and related integration.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.